 As filed with the Securities and Exchange Commission on February 15, 1994

                                   Registration No. 33-_________


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                             ________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                              _______________

                         UNION PACIFIC CORPORATION

         (Exact name of registrant as specified in its charter)

           Utah                                      13-2626465
(State or other jurisdiction of incorporation   I.R.S. employer identification
                  or organization)                         No.

    Eighth and Eaton Avenues
    Bethlehem, Pennsylvania                                18018
    (Address of Principal Executive Offices)             (Zip Code)

                                 USPCI, Inc.
                                Savings Plan
                            (Full title of plan)

                         RICHARD J. RESSLER, ESQ.
                         Assistant General Counsel
                         UNION PACIFIC CORPORATION
                         Eighth and Eaton Avenues
                      Bethlehem, Pennsylvania  18018
                              (215) 861-3200
(Name, address and telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

Title of         Amount         Proposed        Proposed     Amount of
securities       to be          maximum         maximum      registra-
to be            registered     offering        aggregate    tion fee
registered                      price per       offering
                                share           price
___________      ___________    ____________    __________   ___________

Common Stock,
Par Value          50,000        $61.375       $3,068,750    $1,059
$2.50 Per          Shares          ( 1 )          ( 1 )
Share


Plan Interests     ( 2 )           ( 2 )          ( 2 )        ( 2 )

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales price of shares of Common Stock on February
    10, 1994.
(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the USPCI, Inc. Savings Plan.
    These securities have no offering price and therefore, pursuant to Rule 457(h)(2), no separate registration fee is required.

                                  PART II
            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.    Incorporation of Documents by Reference.

    The following documents, as filed by Union Pacific Corporation (the "Company" or the "Registrant") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement and made a part hereof:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

      (b)  The USPCI, Inc. Savings Plan Annual Report on
           Form 11-K for the fiscal year ended December 31, 1992.

      (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in (a) above.

      (d) The description of the capital stock (including the Common Stock) of the Company that is contained in the Prospectus, dated January 29, 1988, forming a part of the Company's Registration Statement on Form S-3 (File No. 33-19866).

    All reports and other documents subsequently filed by the Company or the USPCI, Inc. Savings Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

     The financial statements and related financial statement schedules incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and from the Plan's Annual Report on Form 11-K for the year ended December 31, 1992, have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Item 4.    Description of Securities.

    Not applicable.

Item 5.    Interests of Named Experts and Counsel.

    Not applicable.

Item 6.    Indemnification of Directors and Officers.

     The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

    The Company's Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (1) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional inflic-tion of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

    The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number                     Exhibit
______________                     _______

 23   -                 Consent of Deloitte & Touche.

 24   -                 Powers of Attorney.

    The Registrant hereby undertakes to submit the Plan and any subsequent amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and to make all changes required by the IRS in order to qualify the Plan under Section 401(a) of the Code.

Item 9.    Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i)  To include any prospectus required by Section
         10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Regis-tration Statement;

      provided, however, that paragraphs (a)(1)(i) and
      (a)(1)(ii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorpo-rated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effec-tive amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being regis-tered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforce-able. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or control-ling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securi-ties being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by con-trolling precedent, submit to a court of appropriate jurisdic-tion the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Union Pacific Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on this 15th day of February, 1994.


                                      UNION PACIFIC CORPORATION


                                      By:/s/ L. White Matthews, III
                                         L. White Matthews, III
                                         Executive Vice President -
                                         Finance


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below on this 15th day of February, 1994, by the following persons in the capacities indicated.


   Signature                                        Title



/s/ Drew Lewis                 Chairman of the Board, President,
(Drew Lewis)                   Chief Executive Officer and Director
                               (Principal Executive Officer)


/s/ L. White Matthews, III     Executive Vice President - Finance
(L. White Matthews, III)       (Principal Financial Officer)



/s/ Charles E. Billingsley     Vice President and Controller
(Charles E. Billingsley)       (Principal Accounting Officer)

Robert P. Bauman         Director  )
Richard B. Cheney        Director  )
E. Virgil Conway         Director  )
Spencer F. Eccles        Director  )
Elbridge T. Gerry, Jr.   Director  )
William H. Gray, III     Director  )
Judith Richards Hope     Director  )
Lawrence M. Jones        Director  )
Richard J. Mahoney       Director  ) By:/s/ Thomas E. Whitaker
Claudine B. Malone       Director  )    (Thomas E. Whitaker)
John R. Meyer            Director  )    as Attorney-in-Fact)
Thomas A. Reynolds, Jr.  Director  )
James D. Robinson, III   Director  )
Robert W. Roth           Director  )
Richard D. Simmons       Director  )

      Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on this 15th day of February, 1994.

                           USPCI, INC. SAVINGS PLAN


                           By:/s/ Ursula F. Fairbairn
                              Plan Administrator/Vice President -
                              Benefit Plan Administration of USPCI, Inc.

                             INDEX TO EXHIBITS


Exhibit
Number                   Exhibit
_______                  _______

  23      -    Consent of Deloitte & Touche.

  24      -    Powers of Attorney.